Exhibit 99.1

FOR IMMEDIATE RELEASE October 24, 2011

StanCorp Financial Group, Inc. Reports Third Quarter 2011 Earnings

PORTLAND, Ore. — October 24, 2011 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the third quarter of 2011 of $47.5 million, or $1.07 per diluted share, compared to net income for the third quarter of 2010 of $46.2 million, or $0.99 per diluted share. After-tax net capital gains were $4.8 million for the third quarter of 2011, compared to after-tax net capital losses of $18.6 million for the third quarter of 2010.

Net income excluding after-tax net capital gains and losses was $0.96 per diluted share for the third quarter of 2011, compared to $1.39 per diluted share for the third quarter of 2010 (see discussion of non-GAAP financial measures below). Results for the third quarter of 2011 were driven by a comparatively higher benefit ratio in the Company’s Insurance Services segment, primarily due to higher claims incidence in its group long term disability insurance business.

“Our third quarter results reflected improved claims experience in our group life insurance business and pockets of improvement in our group long term disability insurance business compared to the first half of this year” said Greg Ness, president and chief executive officer. “We expect the group disability insurance claims incidence to continue to be elevated while the economy remains weak and until the effects of our pricing actions take hold. Insurance Services premium growth was strong. We are confident in our underwriting methodologies and pricing actions and we will continue to focus on disciplined growth in this challenging economic environment.”

Year-to-Date

Net income for the first nine months of 2011 was $100.0 million, or $2.21 per diluted share, compared to net income of $137.0 million, or $2.90 per diluted share for the first nine months of 2010. After-tax net capital losses for the first nine months of 2011 were $5.2 million, compared to after-tax net capital losses of $31.1 million for the first nine months of 2010.

Net income excluding after-tax net capital losses for the first nine months of 2011 was $2.32 per diluted share, compared to $3.56 per diluted share for the first nine months of 2010. The decrease was primarily due to a comparatively higher benefit ratio in the Company’s Insurance Services segment as a result of higher claims incidence in its group insurance business.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $65.6 million for the third quarter of 2011, compared to $94.3 million for the third quarter of 2010. The decrease in income before income taxes was due to less favorable claims experience in its group long term disability insurance business.

Premiums for the Insurance Services segment increased 4.7% to $538.3 million for the third quarter of 2011, compared to $514.2 million for the third quarter of 2010. Group insurance premiums for the third quarter of 2011 were $494.1 million, a 4.5% increase compared to the third quarter of 2010. The increase was due to strong premium persistency and sales. Premiums for individual disability insurance for the third quarter of 2011 were $44.2 million, compared to $41.5 million for the third quarter of 2010.

Sales for the group insurance businesses, reported as annualized new premiums, were $63.7 million and $59.7 million for the third quarters of 2011 and 2010, respectively.

The benefit ratio for group insurance products, measured as benefits to policyholders and interest credited as a percentage of premiums, was 80.7% for the third quarter of 2011, compared to 75.5% for the third quarter of 2010. The increase was primarily due to higher claims incidence in the group long term disability insurance business. Higher claims incidence in group long term disability was not concentrated in any single industry, region or policy year. Beginning in the second quarter of 2011, the Company implemented pricing actions for both new and renewal business. The benefit ratio is expected to remain elevated while the economy remains weak and pricing actions are implemented. For the third quarter of 2011, the Company reported improvement in claims incidence within a few sectors compared to recent quarters; however, claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The discount rate used for newly established long term disability claim reserves was 5.00% for the third quarters of 2011 and 2010, and 5.25% for the second quarter of 2011. A 25 basis point increase or decrease in the discount rate results in a comparable increase or decrease in quarterly pre-tax income of approximately $1.6 million. The lower discount rate for the third quarter of 2011 compared to the second quarter of 2011 was primarily the result of a continued low interest rate environment. The Company’s 12-month average new money investment rate continued to benefit from a high level of commercial mortgage loans and additional opportunities to invest in tax-advantaged investments.

The benefit ratio for individual disability insurance was 66.3% for the third quarter of 2011, compared to 58.1% for the third quarter of 2010. Due to the relatively small size of the individual disability insurance block of business, the benefit ratio for this business will generally fluctuate more than the benefit ratio for the group insurance business.

Asset Management

The Asset Management segment reported income before income taxes of $12.4 million for the third quarter of 2011, compared to $15.0 million for the third quarter of 2010. The decrease reflected lower administrative fee revenues due to the decline in assets under administration and the impact of lower interest rates on the hedges used for the Company’s equity-indexed annuity product.

Assets under administration for the Asset Management segment, which includes retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors, decreased 4.6% to $20.17 billion at September 30, 2011, compared to $21.13 billion at September 30, 2010. The decline was primarily due to a higher level of plan terminations in the Company’s retirement plan trust assets under administration for the fourth quarter of 2010 and the first quarter of 2011 and a decline in equity values.

StanCorp Mortgage Investors originated $271.7 million and $330.4 million of commercial mortgage loans for the third quarters of 2011 and 2010, respectively.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt,

unallocated expenses, net capital gains and losses related to the impairment or the disposition of the Company’s invested assets and adjustments made in consolidation. The Other category reported a loss before income taxes of $11.3 million for the third quarter of 2011, compared to a loss before income taxes of $39.7 million for the third quarter of 2010.

Operating expenses in the Other category for the third quarter of 2011 included $4.8 million in project costs for information technology service changes. The Company expects to spend approximately $4 million during the fourth quarter of 2011 in these areas, mainly directed to information technology service efficiencies that will enhance the Company’s ability to invest in future technology improvements.

Net capital gains for the third quarter of 2011 were $7.7 million, compared to net capital losses of $29.6 million for the third quarter of 2010. Net capital gains for the third quarter of 2011 were primarily related to sales of real estate investment properties. These capital gains were partially offset by impairments of properties acquired in lieu of foreclosures and the third quarter provision to the commercial mortgage loan loss allowance. Net capital losses for the third quarter of 2010 were primarily related to impairments on properties acquired in the second quarter of 2010 from a single borrower. These impairments resulted from the completion of independent appraisals on the properties during the third quarter of 2010.

Fixed Maturity Securities and Commercial Mortgage Loans

At September 30, 2011, the Company’s investment portfolio consisted of approximately 57.0% fixed maturity securities, 41.0% commercial mortgage loans, and 2.0% real estate. The overall weighted-average credit rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at September 30, 2011.

At September 30, 2011, commercial mortgage loans in the Company’s investment portfolio totaled $4.83 billion on approximately 6,060 commercial mortgage loans. The estimated average loan-to-value ratio for the overall portfolio was 65%, and the average loan balance retained by the Company in the portfolio was approximately $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.43% and 0.42% of the portfolio balance at September 30, 2011 and 2010, respectively.

Capital and Book Value

The Company’s available capital increased $45 million to approximately $200 million at September 30, 2011 compared to June 30, 2011. The capital increase was primarily due to higher income from insurance subsidiaries and real estate sales, partially offset by share repurchases. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target risk-based capital ratio (“RBC”) of 300% and cash and capital at the holding company and non-insurance subsidiaries. The Company reported available capital after subtracting an allocation for expected annual interest and dividends.

The Company’s book value per share grew 5.7% from $43.49 at September 30, 2010, to $45.97 at September 30, 2011. The Company’s book value per share excluding accumulated other comprehensive income or loss (“AOCI”) grew 6.5% from $37.65 at September 30, 2010, to $40.10 at September 30, 2011.

Share Repurchases

For the third quarter of 2011, the Company repurchased approximately 0.4 million shares at a total cost of $9.7 million, which resulted in a volume weighted-average price of $27.16 per share. At September 30, 2011, the Company had approximately 3.1 million shares remaining under its repurchase authorizations. Diluted weighted-average shares outstanding for the third quarters of 2011 and 2010 were 44,577,667 and 46,607,410, respectively.

DAC Changes in accordance with ASU 2010-26

The Company plans to adopt ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts, on a retrospective basis in the first quarter of 2012. The Company currently estimates that implementing the change will increase pre-tax expenses by approximately $3 to $4 million annually with a cumulative effect adjustment to retained earnings of approximately $20 to $25 million in the first year of adoption. The adoption of ASU 2010-26 will not affect RBC or cash flows.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on average equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on October 25, 2011, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s third quarter results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com; Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through December 16, 2011.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering account number 286 and conference identification number 379467. The replay will be available through November 4, 2011.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See StanCorp’s 2010 annual report on Form 10-K and second quarter 2011 report on Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective utilization of capital, including the ability to achieve financing through debt or equity.

•	Changes in the Company’s liquidity needs and the liquidity of assets in its investment portfolio.

•	Integration and performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level including changes in income tax rates and regulations or changes in U.S. GAAP accounting principles, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower type, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of commercial mortgage loan prepayment fees and participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowance.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$538.3	$514.2	$1,604.4	$1,544.2
Asset Management	1.5	18.6	6.2	29.0

Total premiums	539.8	532.8	1,610.6	1,573.2

Administrative fees:
Insurance Services	3.0	2.6	8.6	6.9
Asset Management	29.7	30.3	91.2	90.8
Other	(4.2)	(3.8)	(12.4)	(11.0)

Total administrative fees	28.5	29.1	87.4	86.7

Net investment income:
Insurance Services	85.8	84.8	255.6	252.5
Asset Management	59.0	65.9	193.5	181.2
Other	2.5	2.0	7.8	10.8

Total net investment income	147.3	152.7	456.9	444.5

Net capital gains (losses):
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	(0.3)	(0.6)	(1.7)	(0.7)
All other net capital gains (losses)	8.0	(29.0)	(6.2)	(48.8)

Total net capital gains (losses)	7.7	(29.6)	(7.9)	(49.5)

Total revenues	723.3	685.0	2,147.0	2,054.9

Benefits and expenses:
Benefits to policyholders	432.2	400.9	1,324.7	1,207.7
Interest credited	36.7	44.1	117.1	116.6
Operating expenses	120.7	108.5	357.1	334.8
Commissions and bonuses	53.1	51.5	166.1	154.6
Premium taxes	9.1	8.4	27.4	26.1
Interest expense	9.7	9.7	29.2	29.2
Net increase in deferred acquisition costs, value of business acquired and other intangible assets	(4.9)	(7.7)	(17.3)	(20.6)

Total benefits and expenses	656.6	615.4	2,004.3	1,848.4

Income (loss) before income taxes:
Insurance Services	65.6	94.3	149.8	241.6
Asset Management	12.4	15.0	48.1	40.4
Other	(11.3)	(39.7)	(55.2)	(75.5)

Total income before income taxes	66.7	69.6	142.7	206.5
Income taxes	19.2	23.4	42.7	69.5

Net income	47.5	46.2	100.0	137.0

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities—available-for-sale:
Net unrealized capital gains on securities—available-for-sale	73.5	78.4	99.5	204.3
Reclassification adjustment for net capital gains included in net income	(0.7)	(1.9)	(4.7)	(7.5)
Employee benefit plans:
Prior service credit (cost) and net losses arising during the period, net	—	—	1.5	(2.5)
Reclassification adjustment for amortization to net pension cost, net	0.9	0.9	2.5	2.7

Total other comprehensive income, net of tax	73.7	77.4	98.8	197.0

Comprehensive income	$121.2	$123.6	$198.8	$334.0

Net income per common share:
Basic	$1.07	$0.99	$2.22	$2.91
Diluted	1.07	0.99	2.21	2.90
Weighted-average common shares outstanding:
Basic	44,521,757	46,443,127	45,102,716	47,023,419
Diluted	44,577,667	46,607,410	45,256,407	47,255,157

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	September 30, 2011	December 31, 2010
	Unaudited
Assets:
Investments:
Fixed maturity securities—available-for-sale (amortized cost of $6,170.3 and $6,023.0)	$6,717.3	$6,419.1
Commercial mortgage loans, net	4,828.8	4,513.6
Real estate, net	235.9	210.6
Policy loans	3.0	3.3

Total investments	11,785.0	11,146.6
Cash and cash equivalents	172.2	152.0
Premiums and other receivables	121.2	101.9
Accrued investment income	114.2	110.8
Amounts recoverable from reinsurers	942.6	938.3
Deferred acquisition costs, value of business acquired and other intangible assets, net	373.4	357.1
Goodwill	36.0	36.0
Property and equipment, net	102.9	111.5
Other assets	64.5	101.7
Separate account assets	4,205.6	4,787.4

Total assets	$17,917.6	$17,843.3

Liabilities and shareholders’ equity:
Liabilities:
Future policy benefits and claims	$5,622.1	$5,502.3
Other policyholder funds	4,969.2	4,627.8
Deferred tax liabilities, net	109.0	58.3
Short-term debt	251.3	2.2
Long-term debt	300.8	551.9
Other liabilities	428.2	401.3
Separate account liabilities	4,205.6	4,787.4

Total liabilities	15,886.2	15,931.2

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 44,186,432 and 46,159,387 shares issued at September 30, 2011 and December 31, 2010, respectively	78.7	158.2
Accumulated other comprehensive income	259.7	160.9
Retained earnings	1,693.0	1,593.0

Total shareholders’ equity	2,031.4	1,912.1

Total liabilities and shareholders’ equity	$17,917.6	$17,843.3

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	Unaudited		Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	70.0%	65.3%	72.2%	66.9%
Individual Disability Insurance	51.0	44.0	50.5	46.7
Insurance Services segment (including interest credited)	68.3	63.3	70.3	65.0
% of total premiums:
Group Insurance (including interest credited)	80.7%	75.5%	83.2%	77.2%
Individual Disability Insurance	66.3	58.1	66.0	61.8
Insurance Services segment (including interest credited)	79.5	74.1	81.8	76.0

Reconciliation of non-GAAP financial measures:
Net income	$47.5	$46.2	$100.0	$137.0
After-tax net capital gains (losses)	4.8	(18.6)	(5.2)	(31.1)

Net income excluding after-tax net capital gains (losses)	$42.7	$64.8	$105.2	$168.1

Net capital gains (losses)	$7.7	$(29.6)	$(7.9)	$(49.5)
Tax expense (benefit) on net capital gains (losses)	2.9	(11.0)	(2.7)	(18.4)

After-tax net capital gains (losses)	$4.8	$(18.6)	$(5.2)	$(31.1)

Diluted earnings per common share:
Net income	$1.07	$0.99	$2.21	$2.90
After-tax net capital gains (losses)	0.11	(0.40)	(0.11)	(0.66)

Net income excluding after-tax net capital gains (losses)	$0.96	$1.39	$2.32	$3.56

Shareholders’ equity			$2,031.4	$2,001.6
Accumulated other comprehensive income			259.7	268.4

Shareholders’ equity excluding accumulated other comprehensive income			$1,771.7	$1,733.2

Net income return on average equity			6.8%	9.8%
Net income return on average equity (excluding accumulated other comprehensive income)			7.6	10.8
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)			8.0	13.2

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes and realized capital gains (losses)	$68.1	$90.1	$144.4	$241.5
Net gain from operations after federal income taxes and before realized capital gains (losses)	54.9	51.2	98.7	156.9

			September 30, 2011	December 31, 2010
			Unaudited
Capital and surplus			$1,256.2	$1,226.8
Asset valuation reserve			96.5	95.6